                                                                                                                                                                                                                                                                         Exhibit 99.11

From: Robert L. Chapman, Jr.
Sent: Tuesday, January 06, 2009 12:12 PM
To: 'tom.costabile@edcllc.com'
Cc: 'Bailey, Clarke'
Subject: EDCI Holdings (EDCI): Personnel: Costabile: Separation & Consultancy Agreements

January 6, 2009

Mr. Thomas Costabile
Chief Operating Officer
Entertainment Distribution Company, Inc.
1755 Broadway, 4th Floor
New York, NY  10019
Office:  (212) 331-2770
E-mail: tom.costabile@edcllc.com

Mr. Costabile,

As you have been made aware both in writing and verbally both in 2008 and 2009, EDC has documented its views that you have engaged in gross negligence and by doing so have breached your employment agreement dated May 9, 2005 “TC Employment Agreement.”  In addition, EDC has evidence that you have misappropriated corporate assets for your personal benefit, possibly constituting act(s) of embezzlement (http://www.lectlaw.com/def/e005.htm).  I repeat:  in 2008 and also this year, you were notified of EDC’s views regarding gross negligence and misappropriation.  Clearly, you have attempted to “beat EDC to the punch” by submitting, with invalid “good reason,” letter of resignation dated January 2, 2009, that was received today by EDCI Chairman Clarke Bailey, well after you were notified of EDC’s substantiated claims of gross negligence and misappropriation.  To the contrary, per the TC Employment Agreement, EDC does have cause to terminate your employment immediately.

In addition, today you utilized EDC’s corporate offices and participated in several proprietary corporate conference calls despite having sent a letter dated January 2, 2009 resigning “immediately” (i.e., you ceased to be an executive, based on an invalid claim of “good reason” on January 2, 2009).  As only you alone (i.e., EDC had not received any written or verbal notification from you before or at the time of these conference calls) were aware that by your own January 2, 2009 resignation, itself never communicated in another fashion to EDC/EDCI outside of the letter received today after the conference calls had concluded, you no longer were an employee of EDC at the time you participated in two proprietary conference calls and by doing so potentially engaged in various unlawful acts.

As a result of the above, you are ordered to a) cease and desist in unlawful acts, and b) remove yourself from EDC’s offices immediately. This matter shall be turned over to Littler Mendelson by the close of today’s business.

Robert L. Chapman, Jr.
Chief Executive Officer
EDCI Holdings, Inc.
--------------------------------
Office: (310) 373-0404 x 200
E-Mail Primary: chapman@chapcap.com
E-Mail Secondary: robert.chapman@edcih.com